EXHIBIT 99.1

October 24, 2011

Encision Reports 14% Revenue Increase in Second Quarter Results

Boulder, Colorado, October 24, 2011 -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its second fiscal quarter ended September 30, 2011.

The Company recorded a net loss of $469,000 or $(0.07) per share for the second quarter of fiscal year 2012 on net product revenue of $2.830 million and net service revenue of $437 thousand. Total revenue of $3.267 million represented a 14% increase from total revenue of $2.866 million for the second quarter of fiscal year 2011. The Company recorded a $145,000 net loss, or $(0.02) per share for the second quarter of fiscal year 2011. The net loss of $469,000 for the second quarter of fiscal year 2012 included approximately $500,000 of one-time charges. The one-time charges were $430,000 for a voluntary recall of certain electrode product, as announced in the Company’s press release of October 17, 2011, and separation expense for the Company’s former President and CEO.

Gross profit margin, on total revenue, for the second quarter of fiscal year 2012 was 48% as compared to 64% for the second quarter of fiscal year 2011. The gross profit margin decrease from the second quarter of fiscal year 2011 was due to the charge for a voluntary recall, as explained above, and an increase, as a percentage of revenue, of lower gross margin revenue. Excluding the voluntary recall cost, gross profit margin for the second quarter of fiscal year 2012 was 61%.

The Company recorded a net loss of $490,000 or $(0.08) per share for the first six months ended September 30, 2011 on net product revenue of $5.664 million and net service revenue of $787 thousand. Total revenue of $6.451 million represented a 12% increase from total revenue of $5.778 million for the first six months ended September 30, 2010. The Company recorded a $264,000 net loss, or $(0.04) per share for the first six months ended September 30, 2010.

Gross profit margin, on total revenue, for the first six months ended September 30, 2011 was 52% as compared to 64% for the first six months ended September 30, 2010. The gross profit margin decrease from the first six months ended September 30, 2010 was due to the items that were explained above.

“Although the Company has suffered a setback due to the recall, we will continue to maintain our devotion to producing quality instruments for our customers,” said Fred Perner, Encision’s new President and CEO.  “Our mission includes the improvement of patient outcomes and the enhancement of patient safety. A culture of quality is paramount to achieving that mission. In my short time here, I have witnessed the commitment that our employees have to that culture and have personally seen what our technology means to surgeons and patients."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:    Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

 Encision Inc.
Condensed Balance Sheets
 (Amounts in thousands)
(Unaudited)

	September 30, 2011	March 31, 2011
ASSETS
Cash and cash equivalents	$15	$120
Accounts receivable, net	1,101	1,160
Inventories, net	2,689	2,604
Prepaid expenses	122	74
Total current assets	3,927	3,958
Equipment, net	1,381	1,169
Patents, net	269	260
Other assets	1	24
Total assets	$5,578	$5,411
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$728	$674
Accrued compensation	233	261
Other accrued liabilities	617	287
Line of credit	691	435
Total current liabilities	2,269	1,657
Common stock and additional paid-in capital	19,828	19,783
Accumulated (deficit)	(16,519)	(16,029)
Total shareholders’ equity	3,309	3,754
Total liabilities and shareholders’ equity	$5,578	$5,411

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net revenue:
Product	$2,830	$2,866	$5,664	$5,729
Service	437	––	787	49
Total revenue	3,267	2,866	6,451	5,778
Cost of revenue:
Product	1,525	1,032	2,786	2,055
Service	176	––	320	45
Total cost of revenue	1,701	1,032	3,106	2,100
Gross profit	1,566	1,834	3,345	3,678
Operating expenses:
Sales and marketing	1,213	1,075	2,250	2,261
General and administrative	463	397	882	793
Research and development	342	495	673	867
Total operating expenses	2,018	1,967	3,805	3,921
Operating loss	(452)	(133)	(460)	(243)
Interest and other income (expense), net	(17)	(12)	(30)	(21)
Loss before provision for income taxes	(469)	(145)	(490)	(264)
Provision for income taxes	––	––	––	––
Net loss	$(469)	$(145)	$(490)	$(264)
Net loss per share—basic and diluted	$(0.07)	$(0.02)	$(0.08)	$(0.04)
Basic and diluted weighted average number of shares	6,455	6,455	6,455	6,455